SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW CENTURY COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-7722	061031587
(Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9835 Santa Fe Springs Road
Santa Fe Springs, CA 90670
Tel: (562) 906-8455
Attention: David Duquette
(Name, Address, Telephone Number and Facsimile Number of Agent For Service of Process)

Copies of all Communications to:
DAVID L. FICKSMAN, ESQ.
SHERI M. WATTS, ESQ.
Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067-4164
Tel: (310) 282-2350
Fax: (310) 282-2100

Approximate Date of Proposed Sale to the Public:    As soon as possible after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock (1)	6,000,000	$1.35	$8,100,000	$746

Total	6,000,000	—	$8,100,000	$746

(1)
The common stock being registered is offered by certain security holders of New Century Companies, Inc. See “Recent Transactions” and “Selling Security Holders”. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”) the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by New Century in connection with the conversion of the Preferred Shares to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Where You Can Find More Information

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This Prospectus is only part of a Registration Statement on Form SB-2 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules to the Registration Statement that are excluded from this Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the Registration Statement, including the exhibits and schedules, as described in the previous paragraph.

PROSPECTUS

NEW CENTURY COMPANIES, INC.

6,000,000 Common Shares

The 6,000,000 shares of common stock par value $.10 being offered by this prospectus are being offered by the selling security holders listed on page 7.

Our common stock trades on the Over-the-Counter Bulletin Board, also called the OTCBB, under the trading symbol “NCNC.” On September 30, 2002, the closing bid for our common stock as reported on the OTCBB was $1.50 per share.

This investment involves risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October     , 2002

CORPORATE INFORMATION

Our corporate offices are located at 9835 Santa Fe Springs Road, Santa Fe Springs, California 90670. Our telephone number at that location is (562) 906-8455.

RISK FACTORS

You should carefully consider the risks described below before making an investment in New Century. The risks and uncertainties described below are not the only ones facing New Century, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our Operating Results Fluctuate.

Our results of operations for any quarter or year are not necessarily indicative of results to be expected in future periods. Our future operating results may be affected by various trends and factors that must be managed in order to achieve favorable operating results. The inability to forecast these trends and factors could have a material adverse effect on our business, results of operations, and financial condition. Our operating results have historically been and are expected to continue to be subject to quarterly and yearly fluctuations as a result of a number of factors. These factors include:

•	adverse changes in the conditions in the specific markets for our products;

•	visibility to, and the actual size and timing of, capital expenditures by our customers;

•	inventory practices, including the timing of deployment, of our customers;

•	adverse changes in the public and private equity and debt markets and the ability of our customers and suppliers to obtain financing or to fund capital expenditures;

•	adverse changes in the credit ratings of our customers and suppliers;

•	a general downturn in the overall economy;

•	a decline in government defense funding that lowers the demand for defense equipment and retrofitting;

•	competitive pricing and availability of competitive products; and

•	adverse changes in the ability of the company to obtain financing or to fund capital expenditures, mergers and acquisitions or growth.

As a consequence, operating results for a particular period are difficult to predict. Any of the above factors could have a material adverse effect on our business, results of operations, and financial condition.

We will continue to rely upon external financing sources to meet the cash requirement of our ongoing operations. We are currently seeking additional capital in the form of equity or debt, or a combination thereof. However, there is no guarantee that we will raise sufficient capital to execute our business plan. To the extent that we are unable to raise sufficient capital, our business plan will require substantial modification and our operations curtailed. These conditions raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent upon our ability to ultimately attain profitable operations, generate sufficient cash flow to meet our obligations, and obtain additional financing as may be required.

Our Shares Price is Volatile.

Our common stock has experienced, and may continue to experience, substantial price volatility, particularly as a result of variations between our actual or anticipated financial results and the published expectations of analysts and as a result of announcements by our competitors and us. In addition, the stock market has experienced extreme price fluctuations that have affected the market price of many companies and that have often been unrelated to the operating performance of these companies. A major decline in the capital markets generally, or in the market price of our securities may negatively impact our ability to make future strategic acquisitions, raise capital, issue debt, or retain employees. These factors, as well as general economic and political conditions, may in turn have a material adverse effect the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK REGISTERED FOR PUBLIC SALE BY THIS REGISTRATION STATEMENT COULD CAUSE OUR SHARES PRICE TO PLUMMET, ADVERSELY AFFECTING OUR ABILITY TO RAISE FUNDS IN NEW SHARES OFFERINGS.

After this offering, approximately 13,000,000 shares of common stock shares may be sold on the public market as compared to approximately 6,000,000 prior to this offering. If demand to purchase our shares is weak, our shares price could plummet and cause a significant loss of investment.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE PREFERRED SHARES, AND EXERCISE OF THE WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING SHAREHOLDERS.

The issuance of shares upon conversion of the preferred shares may result in substantial dilution to the interests of other holders since the selling security holder may ultimately convert and sell the full amount issuable on conversion.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus that are not related to historical results, including statements regarding our business strategy and objectives and future financial position, are forward-looking statements within the meaning of the federal securities laws. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, we cannot assure that they will prove to be accurate. Actual results could be substantially different from those discussed in the forward-looking statements, due to a variety of factors, including unforeseen changes in regulatory policies, competition from other similar businesses, market factors and general economic conditions. All forward-looking statements contained in this prospectus are qualified in their entirety by this statement.

USE OF PROCEEDS

We have registered these shares because of registration rights granted to the selling security holders. We will not receive any proceeds from the issuance of common stock to the selling security holders.

SELLING SECURITY HOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the selling security holders. We will not receive any proceeds from the resale of the common stock by the selling security holders. The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares Held	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before the Offering	Percentage of Common Stock Owned Before Offering	Beneficial Ownership After the Offering	Percentage of Common Stock Owned After Offering

Diane Alexander 2335 Rebel Road Cummings, GA 30041	40,823	0.64%	26,667	14,156	0.22%	40,823	0.64%

Harry Anger 314 Sound Beach Ave. Old Greenwich, CT 06870	4,000	0.06%	4,000	0	0.00%	4,000	0.06%

Scott Bailey P.O. Box 3306 Rancho Santa Fe, CA 92067	20,000	0.31%	20,000	0	0.00%	20,000	0.31%

Bastion Capital Fund L.P. 1999 Avenue of the Stars Suite 2960 Los Angeles, CA 90067	400,000	6.22%	300,000	100,000	1.56%	400,000	6.22%

Banta Catalogue c/o New Century Co. ATTN: David Duquette 9515 Sorenson Ave. Santa Fe Springs, CA 90670	5,024	0.08%	5,024	0	0.00%	5,024	0.08%

Alan Buaer P.O. Box 1254 Fall City, WA 98024	11,500	0.18%	10,000	1,500	0.02%	11,500	0.18%

Kelly Burney 9811 W. Charleston Blvd. Ste.2 Las Vegas, NV 89117	6,000	0.09%	6,000	0	0.00%	6,000	0.09%

Michael Callahan 7997 High School Rd. Baindbridge Is., WA 98110	174,684	2.72%	158,334	16,350	0.25%	174,684	2.72%

John D. Carswell c/o Stevens Shipping 26 East Bay St. Savannah, GA 31401	45,001	0.70%	45,001	0	0.00%	45,001	0.70%

Margaret Carswel c/o Stevens Shipping 26 East Bay St. Savannah, GA 31401	20,000	0.31%	20,000	0	0.00%	20,000	0.31%

Douglas Cerretti 1607 N. 197th Pl. Seattle, WA 98133	11,541	0.18%	10,000	1,541	0.02%	11,541	0.18%

Henry Clay 3221 Amherst Ave. Columbia, SC 29205	3,000	0.05%	3,000	0	0.00%	3,000	0.05%

Ted Crawford 9835 Santa Fe Springs, Santa Fe Springs, CA 90670	100,000	1.56%	100,000	0	0.00%	100,000	1.56%

CRC Partners 26 East Bay St. Savannah, GA 31401	20,000	0.31%	20,000	0	0.00%	20,000	0.31%

James P. Collins 2610 SE Normand St. Stuart, FL 34997	2,500	0.04%	2,500	0	0.00%	2,500	0.04%

Josef Czikmantory 9835 Santa Fe Springs, Santa Fe Springs, CA 90670	506,000	7.87%	500,000	6,000	0.09%	506,000	7.87%

James Dodds 9835 Santa Fe Springs, Santa Fe Springs, CA 90670	101,405	1.58%	100,000	1,405	0.02%	101,405	1.58%

DMI (USA) Inc.	254	0.00%	254	0	0.00%	254	0.00%

Brad C. Dunlap 1492 SW Branch Terrace Palm City, FL 34990	18,750	0.29%	18,750	0	0.00%	18,750	0.29%

David Duquette 9835 Santa Fe Springs, Santa Fe Springs, CA 90670	1,029,000	16.01%	1,000,000	29,000	0.45%	1,029,000	16.01%

Edward Epstein 8405 S. W. 53rd Pl. Mercer Is., WA 98105	20,561	0.32%	16,667	3,894	0.06%	20,561	0.32%

David Fassio 2210—2nd Ave. N. Seattle, WA 98109	7,000	0.11%	7,000	0	0.00%	7,000	0.11%

Brian Feingold 750 Marsolan Ave. Solana Beach, CA 92075	20,000	0.31%	20,000	0	0.00%	20,000	0.31%

The Feldman Group c/o New Century Co. Attn: Duquette 9515 Sorenson Ave. Santa Fe Springs, CA 90670	53	0.00%	53	0	0.00%	53	0.00%

Gerard G. Figari 2119 NE Ginger Terr. Jensen Beach, FL 34957	5,000	0.08%	5,000	0	0.00%	5,000	0.08%

Edward Fishman 27234 Pacific Coast Hwy Malibu, CA 90265	66,668	1.04%	66,668	0	0.00%	66,668	1.04%

Neal Forman 4523 102nd Lane Kirkland, WA 98033	130,042	2.02%	125,000	5,042	0.08%	130,042	2.02%

John Gallaga 9835 Santa Fe Springs, Santa Fe Springs, CA 90670	50,000	0.78%	50,000	0	0.00%	50,000	0.78%

Paul Gardner 2444 Pendower Ln Keswick, VA 22947	10,000	0.16%	10,000	0	0.00%	10,000	0.16%

T. Heyward Gignilliat 300 Dayton St. Savannah, GA 31401	10,000	0.16%	10,000	0	0.00%	10,000	0.16%

Steven Gilbert 2121 Ave of Stars Los Angeles, CA 90067	37,500	0.58%	37,500	0	0.00%	37,500	0.58%

Glen Golenberg 807 N Camden Beverly Hills, CA 90210	49,000	0.76%	41,000	8,000	0.12%	49,000	0.76%

Eric Goldstein 9162 Skyline Drive Scottsdale, AZ 85262	190,000	2.96%	190,000	0	0.00%	190,000	2.96%

HAMM Advertsing/Goodman Factors c/o New Century Co. ATTN: David Duquette 9515 Sorenson Ave. Santa Fe Springs, CA 90670	19,154	0.30%	19,154	0	0.00%	19,154	0.30%

Robert L. Harrison c/o Stevens Shipping 26 East Bay St. Savannah, GA 31401	15,000	0.23%	15,000	0	0.00%	15,000	0.23%

Barry C. Hixon 8800 S. Ocean Drive Oceanside II #1006 Jensen Beach, FL 34957	6,378	0.10%	5,000	1,378	0.02%	6,378	0.10%

Charlene Hodgson 10510 Penfield Ave. Chatsworth, CA 91311	18,085	0.28%	5,000	13,085	0.20%	18,085	0.28%

Holthouse Carlin & Van Trigt c/o New Century Co. ATTN: David Duquette 8515 Sorenson Ave. Santa Fe Springs, CA 90670	6,428	0.10%	6,428	0	0.00%	6,428	0.10%

Karen L. Hunt 212 N. 52nd St. Seattle, WA 98103	16,667	0.26%	16,667	0	0.00%	16,667	0.26%

Harvey & Violet Kaplan c/o Spitzer Tax Service 5595 E. 5th St. Tucson, AZ 85711	66,668	1.04%	66,668	0	0.00%	66,668	1.04%

Hispanic Market Weekly, Inc. c/o New Century Co. ATTN: David Duquette 3515 Sorenson Ave. Santa Fe Springs, CA 90670	35	0.00%	35	0	0.00%	35	0.00%

InternetMercado Commerce Corporation	15,666	0.24%	15,666	0	0.00%	15,666	0.24%

Jack Huteheson Photography	84	0.00%	84	0	0.00%	84	0.00%

Gerald N. Kieft 2413 SE St. Lucie Blvd. Stuart, FL 34996	18,750	0.29%	18,750	0	0.00%	18,750	0.29%

Mitch Korn c/o New Century Co. ATTN: David Duquette 3515 Sorenson Ave. Santa Fe Springs, CA 90670	925	0.01%	925	0	0.00%	925	0.01%

Latino Book & Family Festival	175	0.00%	175	0	0.00%	175	0.00%

Doug Lennard 2633 Basil Lane Los Angeles, CA 90077	172,272	2.68%	124,667	47,605	0.74%	172,272	2.68%

Loeb & Loeb LLP 10100 Santa Monica Blvd. Los Angeles, CA 90067	31,238	0.49%	31,238	0	0.00%	31,238	0.49%

Lotus Hispanic Reps c/o New Century Co. ATTN: David Duquette 3515 Sorenson Ave. Santa Fe Springs, CA 90670	1,433	0.02%	1,433	0	0.00%	1,433	0.02%

Gregory Lowney/Maryanne Snyder 15207 N.E. 68th St. Redmond, WA 98040	16,667	0.26%	16,667	0	0.00%	16,667	0.26%

Insight Capital 601 Timberbrook Court Zelienople, PA 16063	100,000	1.56%	100,000	0	0.00%	100,000	1.56%

Dennis McCaustland 9835 Santa Fe Springs, Santa Fe Springs, CA 90670	51,180	0.80%	50,000	1,180	0.02%	51,180	0.80%

MCG Finance Co. c/o New Century Co. ATTN: David Duquette 3515 Sorenson Ave. Santa Fe Springs, CA 90670	140,000	2.18%	140,000	0	0.00%	140,000	2.18%

Pamela Mckenzie 9835 Santa Fe Springs, Santa Fe Springs, CA 90670	152,500	2.37%	115,000	37,500	0.58%	152,500	2.37%

Don Merlino 4215 N. E. 33rd St. Seattle, WA 98105	19,467	0.30%	16,667	2,800	0.04%	19,467	0.30%

Mid America Capital Corporation 4510 F Thousand Oaks Blvd. Ste. 100 Westlake Village, CA 91267	22,000	0.34%	22,000	0	0.00%	22,000	0.34%

Cynthia Obsenares c/o New Century Co. ATTN: David Duquette 3515 Sorenson Ave. Santa Fe Springs, CA 90670	10	0.00%	10	0	0.00%	10	0.00%

Qualitive Insights c/o New Century Co. ATTN: David Duquette 3515 Sorenson Ave. Santa Fe Springs, CA 90670	78	0.00%	78	0	0.00%	78	0.00%

Carol Peters 356 Pinehurst Dr. East Longmeadow, MA 01028	24,500	0.38%	20,000	4,500	0.07%	24,500	0.38%

Peter Rettman 1001 4th Ave. Ste. 2200 Seattle, WA 98154	248,981	3.87%	240,000	8,981	0.14%	248,981	3.87%

Scott Richardson 52 Calibogue Rd Hilton Head Is., SC 29928	5,000	0.08%	5,000	0	0.00%	5,000	0.08%

Richman, Mann, Chiezever, Phillips & Duboff 9601 Wilshire Blvd., Penthouse, Beverly Hills, CA 90210	10,000	0.16%	10,000	0	0.00%	10,000	0.16%

David Rosencrantz 9720 S.W. Melnore St. Portland, OR 97225	28,334	0.44%	23,334	5,000	0.08%	28,334	0.44%

Steve Sampson c/o New Century Co. ATTN: David Duquette 3515 Sorenson Ave. Santa Fe Springs, CA 90670	1,000	0.02%	1,000	0	0.00%	1,000	0.02%

Jack J. Spitzer P.O. Box 2008 Kirkland, WA 98105	21,500	0.33%	20,000	1,500	0.02%	21,500	0.33%

Joseph Schames 110 S. Poinsettia Pl. Los Angeles, CA 90036	120,003	1.87%	100,002	20,001	0.31%	120,003	1.87%

William A. Schwartz 1745 – 114th S.E. #100 Bellevue, WA 98004	20,000	0.31%	20,000	0	0.00%	20,000	0.31%

SNA Consultants, Inc c/o New Century Co. ATTN: David Duquette 3515 Sorenson Ave. Santa Fe Springs, CA 90670	14	0.00%	14	0	0.00%	14	0.00%

Jeffrey A Stern 116 26th ST Santa Monica, CA 90402	400,571	6.23%	250,571	150,000	2.33%	400,571	6.23%

Jeffrey A Stern & Associates, Inc.	14,461	0.22%	14,461	0	0.00%	14,461	0.22%

Richard Thomas 245 S. Euclid Ave. Pasadena, CA 91101	5,000	0.08%	5,000	0	0.00%	5,000	0.08%

Felix Tolado c/o New Century Co. ATTN: David Duquette 9515 Sorenson Ave. Santa Fe Springs, CA 90670	54,214	0.84%	54,214	0	0.00%	54,214	0.84%

Roland Wheeler 4160 W. Eagle Rock Wenatchee, WA 98801	35,021	0.54%	30,001	5,020	0.08%	35,021	0.54%

Andrew Willner 40819 23rd Ave. S.E. Enumclaw, WA 98022	16,667	0.26%	16,667	0	0.00%	16,667	0.26%

Struss Wolfgang Renee Weiss P.O. Box 77183 Seattle, WA 98177	73,668	1.15%	66,668	7,000	0.11%	73,668	1.15%

Harvey A. Zarmen c/o Stevens Shipping 26 East Bay St. Savannah, GA 31401	10,000	0.16%	10,000	0	0.00%	10,000	0.16%

Robert Zarem TR U/A c/o Stevens Shipping 26 East Bay St. Savannah, GA 31401	20,000	0.31%	20,000	0	0.00%	20,000	0.31%

Trust U/W Renee Weiss P.O. Box 77183 Seattle, WA 98177	6,667	0.10%	6,667	0	0.00%	6,667	0.10%

Website Results	469	0.01%	469	0	0.00%	469	0.01%

Total	5,122,236	79.69%	4,629,798	492,438	7.66%	5,122,236	79.69%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares which the selling shareholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

Common shares subject to conversion of the preferred shares are deemed outstanding for purposes of computing the percentage of the person holding such shares, but are not deemed outstanding for purposes of computing the percentage for any other person. Percentages based on 6,382,823 shares of common stock outstanding as of October 7, 2002.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling security holders will sell any or all of the common stock in this offering. The selling security holders may use any one or more of the following methods when selling shares:

Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account; an exchange distribution following the rules of the applicable exchange; Privately negotiated transactions; short sales or sales of shares not previously owned by the seller; Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; A combination of any such methods of sale; or any other lawful method.

Broker-dealers engaged by the selling security holders might arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling security holders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Underwriter Status

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be considered to be “underwriters” within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

If the selling security holder is deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements.

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling security holders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

If we are notified by the selling security holder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling security holder and the broker-dealer.

MANAGEMENT

Directors, Executive Officers and Key Employees

The following table sets forth the names and ages of our current directors, executive officers and significant employees. Our Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of shareholders. Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

David Duquette	57	Chairman of Board, President, Financial Officer and Director
Josef Czikmantori	50	Secretary and Director

David Duquette.    Mr. Duquette has served as the Chairman of the Board, President and Director of New Century Companies Inc. since May 25, 2001. Mr. Duquette has been in the CNC Machine Tool Manufacturing and Remanufacturing business since 1967. From 1962 to 1965, he studied Electrical Engineering at the University of Wisconsin. Mr. Duqette founded New Century Remanufacturing in 1996. Prior to that year, he managed Orange Coast Rebuilding for approximately 8 years. Mr. Duquette was President of U.S. Machine Tools from 1969 to 1985.

JOSEF CZIKMANTORI.    Mr. Czikmantori has served as Secretary and Director of New Century Companies Inc. since May 25, 2001. Mr. Czikmantori was born in Romania. He completed 3 years of Technical College in Romania and then worked for United Machine Tool, which manufactured metal cutting machinery. In 1986, Mr. Czikmantori defected from communist Romania and traveled to Los Angeles. He joined Mr. David Duquette at Orange Coast Machine Tools. He is a co-founder of New Century Remanufacturing.

Board of Directors

Directors receive no compensation for serving on the Board of Directors. We have no audit, nominating or compensation committees or committees performing similar functions.

DESCRIPTION OF SECURITIES

Series C 5% Convertible Preferred Stock

Our authorized capital stock includes 15,000,000 shares of preferred stock of which 500,000 shares will be designated as Series C 5% Convertible Preferred Stock. Holders of the Preferred Shares will receive, when as and if declared by the Board of Directors, a dividend of $1.25 share per annum payable semi-annually in cash. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs, the holders of the Series C Convertible Preferred Stock are entitled to receive out of our assets available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock, an amount per share equal to $25.00. The holders of Series C 5% Convertible Preferred Stock will have no voting rights except that any change to the rights, preference and privilege thereof will require the approval of 2/3 in liquidation amount of the holders.

Each share of the Series C Convertible Preferred Stock may be converted at any time into 16.667 shares of our Common Stock representing a Common Stock purchase price of $1.50 per share. The Conversion Ration will be subject to adjustment in the event of a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Common Stock. The Preferred Shares will be subject to mandatory conversion on the effective date of the registration statement covering the resale of the Common Stock. See “Registration Rights.”

Registration Rights

We have agreed to file this registration statement under the Securities Act covering the resale of all of the shares of Common Stock issuable upon the conversion of the Preferred Shares and covering the resale of Shares by certain other security holders.

In connection with the offering of the Preferred Shares we agree to use our best efforts to cause this registration statement to become effective as soon as practicable. The registration statements will be maintained effective until all of the securities covered thereby have been sold, or all of the securities covered thereby may be sold under Rule 144 without regard to volume limitations.

We will pay all registration expenses incurred in connection with the registration of the securities. In addition, we will comply with all necessary state securities laws so as to permit the sale by the investors of the securities. We have also granted piggyback registration rights to certain persons in connection with other financing transactions.

Common Stock

Our authorized capital stock includes 50,000,000 shares of $.10 par value common stock. All shares have equal voting rights. Voting rights are not cumulative, and, therefore, the holders of more than 50% of our Common Stock could, if they chose to do so, elect all of the Directors.

Upon liquidation, dissolution or winding up of the Company, our assets, after the payment of liabilities and any distributions to the holders of outstanding shares of Series C Convertible Preferred Stock, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.

Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. We have not paid any cash dividends on our Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

Preferred Stock

We have the authority to issue 15,000,000 shares of preferred stock, $1.00 par value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as our Board of Directors may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights which would grant dividend preferences and liquidation preferences to preferred shareholders. Unless the nature of a particular transaction and applicable status require such approval, and subject to the required approval of the Series C Preferred Stockholders for issuances of preferred stock which has liquidation or dividend rights senior to theirs, the Board of Directors has the authority to issue these shares without shareholder approval. The issuance of preferred stock may have the affect of delaying or preventing a change in control of New Century Companies Inc. without any further action by shareholders. There are no shares of preferred stock outstanding.

Transfer and Warrant Agent

U.S. Stock Transfer Corporation, Glendale, California serves as our Transfer Agent for the our Common Stock, and will serve as our Transfer Agent for the Preferred Shares.

BUSINESS

Corporate History

We are a public company whose common stock is quoted on the OTC Bulletin Board under the symbol “NCNC.” From February to June 2001, we were in the business of developing an Hispanic e-commerce web-site and providing business to business marketing services to other internet companies wanting to reach the Hispanic market. However, due to the difficulty in raising additional working capital to execute our business plan, we ceased our publishing, marketing and internet operations in February 2001.

On May 25, 2001, we, through a merger, acquired New Century Remanufacturing, Inc. As a result of the acquisition, we are presently engaged in the manufacturing, remanufacturing and distribution of large computer numerically controlled (“CNC”) horizontal and vertical turning machines. We provide rebuilt, retrofit and remanufacturing services for numerous brands of machine tools. The remanufacture of a machine tool, typically consisting of replacing all components, realigning the machine, adding updated CNC capability and electrical and mechanical enhancements, generally takes two to four months to complete. Once completed, a remanufactured machine is a “like new,” state-of-the-art machine costing approximately 40%-50% of the price of a new machine. The warranty policy on a remanufactured machine covers all newly manufactured and remanufactured products and generally provides a two-year parts and labor warranty.

Business Overview

We manufacture original equipment, CNC large turning lathes and attachments under the trade name of Century Turn. We also provide rebuilt, retrofit and remanufacturing services predominantly for the computer numerically controlled horizontal and vertical turning machines.

Computer numerically controlled machines use commands from and on-board computer to control the movement of cutting tools and rotation speeds of the part being produced. The computer control enables the operator to program operations such as part rotation, tooling selection and tooling movement for a specific part and then store that program in memory for future use. The machine is able to produce parts while left unattended. Because of this ability, as well as superior speed of operation, a CNC machine is able to produce the same amount of work as several manually controlled machines, as well as reduce the number of operators required as well as higher throughout because of less rework and scrap. Since the introduction of CNC turning machines, continual advances in computer control technology have allowed for easier programming and additional machine capabilities.

A vertical turning machine permits the customer to producer larger, heavier and more oddly shaped parts on a machine that uses less floor space when compared to a traditional horizontal turning machine because the spindle and ram are aligned on a vertical plane, with the spindle on the bottom.

The primary industry segments in which our machines are utilized to make component parts are power generation for turbines, aerospace for jet engines, components for explosive detection and medical screening devices, bearings for wind turbines, sealing caps for nuclear waste storage casks, components for military equipment (ships, submarines, other), and component parts for the energy sector for natural gas and oil exploration. We sell our products in the United States, Canada and Mexico.

Over the last four years, we have designed and developed a large horizontal CNC turning lathe with productivity features new to the metalworking industry. We have applied for a patent for the Century

Turn Lathe. We believe that a potential market for the Century Turn Lathe, in addition to the markets mentioned above, is aircraft landing gear.

Industry Overview

We provide our manufactured and remanufactured machines as part of the machine tool industry. The machine tool industry worldwide is approximately a 30 billion dollar business annually. The industry is sensitive to market conditions and generally trends downward prior to poor economic conditions, and improves prior to an improvement in economic conditions.

Our machines are utilized in a wide variety of industry segments as follows: aerospace, energy, valves, fittings, oil and gas, machinery and equipment, medical, security, other defense products, nuclear waste storage and transportation.

Marketing

We market our CNC turning lathes primarily through direct sales and independent representatives throughout the United States. We also market our lathes through advertising in industrial trade publications.

We market our CNC vertical boring mills by advertising in regional and national trade publications and distribute product literature explaining the differences between used and remanufactured machinery.

Business Strategy and Market Development

Our business strategy is to capitalize on the opportunities for growth in our core business by increasing our penetration of existing markets through acquisitions and expanding into new markets by introducing new products and services.

Seasonality

Our business is subject to certain seasonal fluctuations in sales, with a pattern of net sales being lower in the second fiscal quarter, due to plant closings in the summer months and vacations.

Competition

The market for remanufacturing services for the machine tools is competitive, with competition from numerous independent rebuild suppliers with various sales and resource levels. The competition is primarily for the smaller sized machines (up to 60 inches). Management believes that we have a competitive advantage because we employ skilled personnel who have been trained for and have experience with these products. Principal competitive advantages for our products and services are proprietary technology, customer service, technical rapid support, delivery and price.

Sources and Availability of Raw Materials

Our products are manufactured from various raw materials, including cast iron, sheet metal, bar steel and bearings. Although our operations are highly integrated, we purchase a number of components from outside suppliers, including the computer and electronic components for our CNC turning lathes. There are multiple suppliers for virtually all of our raw material and components and we have not experienced a supply interruption. The old machines used as the basis for remanufacturing are readily available in the marketplace as thousands of these machines were built during the 1950’s, 1960’s, 1970’s, and 1980’s.

Patents and Trademarks

We have applied for patents, trademarks and copyrights relating to our manufactured products. However, our business generally is not dependent upon the protection of any patent, patent application or patent license agreement, or group thereof, and would not be materially affected by the expiration thereof.

Employees

At February 28, 2002, the Company had 40 employees.

Environmental Matters

This industry in which we compete is subject to environmental laws and regulations concerning emissions to the air, discharges to waterways, and the generation, handling, storage, transportation, treatment and disposal of waste materials. These laws and regulations are constantly evolving and we cannot predict accurately the effect they will have on our business in the future. It is our policy to comply with all applicable environmental, health and safety laws and regulations. In many instances, the regulations have not been finalized. Even where regulations have been adopted, they are subject to varying and conflicting interpretations and implementation. In some cases, compliance can only be achieved by capital expenditures. We cannot accurately predict what capital expenditures, if any, may be required. We believe that our operations are in compliance with all applicable laws and regulations relating to environmental matters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read along with the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Overview

On May 25, 2001, we acquired all of the outstanding capital stock of New Century Remanufacturing, Inc. in exchange of 2,695,942 shares for the Registrant’s common stock. For accounting purposes, this acquisition will be treated as a recapitalization of New Century Remanufacturing, Inc. with New Century Remanufacturing, Inc. as the acquirer. However, since the acquisition was completed after the end of the Company’s fiscal year, the discussion below provides information with respect to the separate results of operations of each of the Company (pre-acquisition) and New Century Remanufacturing, Inc. As a result of the acquisition, the Registrant is now engaged in the business of manufacturing and remanufacturing machines as part of the machine tool industry.

Plan of Operations

The earnings of New Century for the year ended 2001 were negative as a result of management’s strategy for continued investment in research—development of new projects and of the corporate expenses related to the public company. The goal of these expenditures was to position New Century as a leading manufacturer and remanufacturer of large horizontal and vertical turning machines. New Century has completed the majority of this current development effort and expects limited resources to be devoted to this area in the next fiscal year.

Our current strategy is to expand our customer sales base with its present line of machine products. Plans for expansion are expected to be funded through current working capital from ongoing sales and debt or equity     . However, significant growth will require additional funds in the form of debt or equity, or a combination thereof. However, there can be no assurance these funds will be available.

Our growth strategy also includes strategic acquisition in addition to growing its current business. A significant acquisition will require additional financing. There can be no assurance that the Company can obtain such financing.

Year Ended December 31, 2001 compared to Year Ended December 31, 2000

Results of Operations

New Century generated revenues of $6,138,829 for fiscal year ended December 31, 2001, which was $935,318 decrease from $7,074,147 for the year ending December 31, 2000. This decrease was primarily a result of the economic slow down in 2001.

Gross profit for the year ending December 31, 2001, was $1,004,241 or 16% of revenues, compared to $357,875, or 5% in 2000, an increase of 180%, primarily due to product development and research reflected in productivity improvement.

Net operating loss increased to $478,666 for the year December 31, 2001 compared to $395,075 for year ended December 31, 2000 due to the non-recurring corporate expenses related to becoming a public company.

Interest expense for the year ended December 31, 2001, decreased to $66,507, compared to $67,839, year ended December 31, 2000, primarily due to a decrease of the prime lending rate.

FInancial Condition, Liquidity, Capital Resources

Net cash used in the operations of New Century during fiscal year 2001 was $483,855, which was a $1,044,154 increase from fiscal year 2000. The increase is due to corporate expenses related to becoming a public company. New century financed its cash flow deficiency by securing financing through the placement of common stock and notes payable. Total cash provided by financing activities amounted to $375,736 for the fiscal year 2001.

The Registrant plans to continue to rely upon external financing sources to meet the cash requirement of its ongoing operations. Management is currently seeking to raise additional funding on the form of equity or debt, or a combination thereof. However, there is no guarantee that it will raise sufficient capital to execute its business plan. To the extent that the Registrant is unable to raise sufficient capital, the Registrant’s business plan will be required to be substantially modified and its operations curtailed.

The Company’s auditors have issued their report which contains an explanatory paragraph as to the company’s ability to continue as a going concern. The company is currently addressing its liquidity problem by the following actions:

•	The Company continues its aggressive program to sell inventory that has been produced or is currently in production.

•	The Company continues to implement plans to further reduce operating costs.

•
The Company is continually seeking investment capital through the public markets. However, there is no guarantee that any of these strategies will enable the company to meet its obligations for the foreseeable future.

Inflation and Changing Prices

The Registrant does not foresee any adverse effects on its earnings as a result of inflation or changing prices.

Six-month period Ended June 30, 2002 compared to the Six-month period ended June 30, 2001

Results of Operations

For the six-month period ended June 30, 2002, total revenues were $3,571,043, which was an increase of $333,647 or 10% from revenues of $3,237,396 in the corresponding period in 2001. The increase is the result of an increase in customer’s orders.

For the six-month period ended June 30, 2002, gross profit was $696,406 or 19% of revenue, compared to $443,012 in the corresponding period in 2001, an increase by $253,394. The increase is the result of improved productivity in manufacturing.

Interest expense for the six-month period ended June 30, 2002, increased by $134,349. This increase is the result of amortization of the discount relating to the warrants on a short-term loan obtained in December 2001.

For the six-month period ended June 30, 2002 operating expenses increased by $382,881 or 79%. This increase is related to our move to a larger facility on February 2002.

For the six-month period ended June 30, 2002, we had a net loss of $319,726 compared to a net loss of $129,283 for the corresponding period in 2001. The increase in net loss is attributable to costs associated with the expansion of our operations and the cost incurred by moving to a larger facility.

For the six-month period ended June 30, 2002, loss per share increase by $0.09 from $0.03 for the six-month period ended June 30, 2001 to $0.12 for the corresponding period in 2002. The increase in loss per share is attributable to a discount on deemed dividends of $308,029 related to private placement of our Series C 5% Convertible Preferred Shares.

Financial Condition, Liquidity and Capital Resources

Our primary liquidity needs are to fund capital expenditures. We have financed our working capital requirements through a combination of internally generated cash, short-term loans and private placements.

Cash was $331,677 as of June 30, 2002. This represents an increase of $310,174 from June 30, 2001. The increase was primarily due to proceeds from financing activities.

We received $905,552 from the sale of 44,000 shares of Series C 5% Convertible Preferred Shares in a private placement completed on June 22, 2002. These proceeds were used to purchase property and equipment and for working capital.

We intend to pursue external financing sources to meet the cash requirement of ongoing operations. Management is currently seeking to rise additional funds in the form of a equity or debt securities offering, or a combination thereof. However, there is can be no guarantee that we will raise sufficient capital to execute our business plan. To the extent that we are unable to raise sufficient capital, our business plan will require substantial modified and our operations may be curtailed. These conditions raise substantial doubt about our ability to continue as a going concern. Continuation as a going concern is dependent upon our ability to ultimately attain profitable operations, generate sufficient cash flow to meet obligations, and obtain additional financing as may be required.

Critical Accounting Policies

The Company uses the percentage-of-completion method of accounting to account for long-term contracts and, therefore, take into account the cost, estimated earnings, and revenue to date on fixed-fee contracts not yet completed. The percentage-of-completion method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

The amount of revenue recognized at the statement date is the portion of the total contract price that the cost expended to date bears to the anticipated final cost, based on current estimates of cost to complete. It is not related to the progress billings to customers. Contract costs include all materials, direct labor, machinery, subcontract costs, and allocations of indirect overhead.

Because long-term contracts extend over one or more years, changes in job performance, changes in job conditions, and revisions of estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

Contracts that are substantially complete are considered closed for financial statement purposes. Revenue earned on contracts in progress in excess of billings (underbillings) is classified as a current asset. Amounts billed in excess of revenue earned (overbillings) are classified as a current liability.

Recent Accounting Pronouncements

In April 2002, the FASB issued SFAS No. 145, RESCISSION OF FASB STATEMENTS NO. 4, 44 AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS. SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishments of debt to be aggregated and if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company does not expect adoption of SFAS No. 145 to have a material impact, if any, on its financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146 “ Accounting for Costs Associated with exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3 a liability for an exit cost as defined, was recognized at the date of an entity’s commitment to an exit plan. This statement will not have a material impact on the Company’s financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of September 15, 2002 by (i) those persons or groups known to the Registrant who will beneficially own more than 5% of the Registrant’s common stock; (ii) each director and director nominee; (iii) each executive officer whose compensation exceeded $100,000 in the fiscal year ended December 31, 2001; and (iv) all directors and executive officers as a group. The information is determined in accordance with Rule 13(d)-3 promulgated under the Exchange Act based upon information furnished by persons listed or contained in filings made by them with the Securities and Exchange Commission by information provided by such persons directly to the Registrant. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.

Name of Beneficial Owner	No. of Shares	Percentage of Ownership(1)
David Duquette	1,029,000	20.9%
Josef Czikmantori	506,000	10.25%
Officers and Directors as a Group (2 persons)	1,535,000	31.1%
5% or More Beneficial Ownership
Jeffery A. Stern(2)	400,571	8.1%
Bastion Capital Fund L.P.(3)	400,000	8.1%

(1)
Based on 4,932,777 shares outstanding. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 15, 2002 are deemed to be outstanding and to be beneficially owned by the holder thereof for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes options to purchase 150,000 shares.
(3)	Includes warrants to purchase 100,000 shares.

MARKET PRICE FOR COMMON STOCK

Our common stock is traded on the OTCBB under the symbol “NCNC”. The trading market is limited and sporadic and should not be deemed to constitute an established trading market. The high and low bid prices of the common stock as reported on the OTCBB for the time periods indicated are set forth on the table below. Bid prices reflect inter-dealer prices with retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
2001
December 31	$2.75	$2.10
September 30	$8.00	$2.20
June 30	$8.00	$5.90
March 31	$9.40	$.70
2002
June 30	$3.20	$1.85
March 31	$3.30	$1.50

We have not declared any cash dividends on our common stock since inception. Declaration of dividends with respect to the common stock is at the discretion of the Board of Directors. Any determination to pay dividends will depend upon the financial condition, capital requirements, results of operations and other factors deemed relevant by the Board of Directors.

At September, 2002 the Company had 315 holders of record (not including individual participants in securities position listings) of its common stock as of representing approximately 1,200 individual participants.

The transfer agent and registrar for our common stock is U.S. Stock Transfer located in Los Angeles.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid during fiscal years ended December 31, 1999, 2000 and 2001 to our President and Vice President. Other officers received annual compensation in excess of $100,000 per annum.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation					Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Shares Award(s) ($)	Salary ($)	Bonus ($)	Other Annual Compensation ($)
David Duquette/President Jose Czikmantori/Secretary	2001 2001	177,600 127,400
David Duquette/President Jose Czikmantori/Secretary	2000 2000	182,800 127,400
David Duquette/President Jose Czikmantori/Secretary	1999 1999	176,400 126,650

We have no employee benefit plans. There were no option grants made during the last fiscal year. Mr. Duquette has not been issued any shares options under our Stock Option Plan. We have no long-term employment or consulting agreements with any of our executive officers or directors.

DELAWARE ANTI-TAKEOVER PROVISIONS

The anti-takeover provision s of the Delaware General Corporate Laws prohibits us from merging with or selling New Century or more than 5% of our assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the New Century shares, unless the transaction is approved by New Century’s Board of Directors. The provisions also prohibit us from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of New Century.

LEGAL PROCEEDINGS

We are not a party to any pending or to the best of its knowledge, any threatened legal proceedings. No director, officer or affiliate of the company, or owner of record or of more than five percent (5%) of the securities of the company, or any associate of any such director, officer or security holder is a party adverse to the company.

EXPERTS

The financial statements included in the Prospectus have been audited by Singer, Lewak, Greenbaum and Goldstein LLP, independent public accountants, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and given upon the authority of such Firm as experts in accounting and auditing.

LEGAL MATTERS

Loeb & Loeb, LLP, Los Angeles is passing upon the validity of the securities offered hereby for us. Loeb & Loeb owns 33,238 shares which are included in this Prospectus.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

CONT ENTS
December 31, 2001 and June 30, 2002 (unaudited)

Page
INDEPENDENT AUDITOR’S REPORT	F-2
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets	F-3 - F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Shareholders’ Deficit	F-6
Consolidated Statements of Cash Flows	F-7 - F-9
Notes to Consolidated Financial Statements	F-10 - F-28

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
New Century Companies, Inc. and subsidiary
Santa Fe Springs, California

We have audited the accompanying consolidated balance sheet of New Century Companies, Inc. and subsidiary as of December 31, 2001, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of New Century Companies, Inc. and subsidiary as of December 31, 2001, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s current liabilities exceed its current assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
April 1, 2002

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and June 30, 2002 (unaudited)

	June 30, 2002	December 31, 2001
	(unaudited)
ASSETS
Current assets
Cash	$331,677	$43,764
Contracts receivable	464,911	306,176
Inventory	1,590,501	1,193,204
Costs and estimated earnings on contracts in progress in excess of billings	276,039	106,554
Prepaid expenses and other current assets	44,466	97,933

Total current assets	2,707,594	1,747,631
Property and equipment, net	1,034,295	700,865
Deposits	259,177	259,177

Total assets	$4,001,066	$2,707,673

The accompanying notes are an integral part of these financial statements.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and June 30, 2002 (unaudited)

	June 30, 2002	December 31, 2001
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Book overdraft	$76,344	$88,079
Notes payable, net of discount of $0 and $106,000	425,846	391,013
Current portion of capital lease obligations	45,512	44,537
Accounts payable	1,232,698	1,097,473
Accounts payable	$877,719	$1,060,201
Accrued expenses	88,859	315,385
Billings in excess of costs and estimated earnings on contracts in progress	1,512,422	921,584

Total current liabilities	3,381,681	2,858,071
Capital lease obligations, net of current portion	27,888	50,014

Total liabilities	3,409,569	2,908,085

Commitments and contingencies
Shareholders’ equity (deficit)
Cumulative, convertible, Series B preferred stock, $1 par value 15,000,000 shares authorized 38,900 (unaudited) and 56,900 shares issued and outstanding	38,900	56,900
5%, cumulative, convertible, Series C preferred stock, $1 par value 75,000 shares authorized 46,200 (unaudited) and 0 shares issued and outstanding (liquidation preference of $1,155,000)	46,200	—
Common stock, $0.10 par value 6,000,000 shares authorized 4,970,527 (unaudited) and 4,940,527 shares issued and outstanding	497,053	494,053
Additional paid-in capital	2,801,025	1,410,927
Treasury stock, at cost, 7,750 shares	(164,414)	(7,750)
Subscription receivable	(1,087,500)	(1,087,500)
Loans to shareholders	(433,345)	(433,345)
Deferred consulting fees	—	(155,031)
Accumulated deficit	(1,106,422)	(478,666)

Total shareholders’ equity (deficit)	591,497	(200,412)

Total liabilities and shareholders’ equity (deficit)	$4,001,066	$2,707,673

The accompanying notes are an integral part of these financial statements.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2001 and 2000 and
for the Six Months Ended June 30, 2002 and 2001 (unaudited)

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2002	2001	2001	2000
	(unaudited)	(unaudited)
Net sales	$3,571,043	$3,237,396	$6,138,829	$7,074,147
Cost of sales	2,874,637	2,794,384	5,134,588	6,716,272

Gross profit	696,406	443,012	1,004,241	357,875
Operating expenses	864,958	482,077	1,437,918	819,350

Loss from operations	(168,552)	(39,065)	(433,677)	(461,475)

Other income (expense)
Interest expense	(162,008)	(27,659)	(66,507)	(67,839)
Interest income	10,834	—	17,916	11,621
Other income	—	—	4,402	123,418

Total other income (expense)	(151,174)	(27,659)	(44,189)	67,200

Loss before provision for income taxes	(319,726)	(66,724)	(477,866)	(394,275)
Provision for income taxes	—	62,559	800	800

Net loss	(319,726)	(129,283)	(478,666)	(395,075)
Cumulative preferred dividends	56,125	—	71,125	—
Deemed dividend on preferred stock	308,029	—	—	—

Net loss attributable to common shareholders	$(683,880)	$(129,283)	$(549,791)	$(395,075)

Basic and diluted loss attributable to common shareholders per common share	$(0.12)	$(0.03)	$(0.16)	$(0.26)

Weighted-average number of common shares used to compute basic and diluted loss attributable to common shareholders per share	5,738,495	4,468,693	3,451,109	1,500,000

The accompanying notes are an integral part of these financial statements.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
For the Years Ended December 31,

	Cumulative, Convertible Series B Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock	Subscription Receivable	Loans to Shareholders	Deferred Consulting Fees	Retained Earnings (Accumulated Deficit)	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 1999	—	$—	1,500,000	$150,000	$(60,000)	$—	$—	$(106,500)	$—	$523,580	$507,080
Loan to shareholder								(251,824)			(251,824)
Net loss										(395,075)	(395,075)

Balance, December 31, 2000	—	—	1,500,000	150,000	(60,000)	—	—	(358,324)	—	128,505	(139,819)
Merger with Internet- Mercado.com, Inc.	100,900	100,900	2,695,942	269,594	(146,739)	(7,750)	(87,500)			(128,505)	—
Issuance of common stock for subscription receivable			400,000	40,000	960,000		(1,000,000)				—
Issuance of common stock for cash			200,000	20,000	230,000						250,000
Issuance of common stock for consulting services			71,250	7,125	285,000				(292,125)		—
Amortization of deferred consulting fees									137,094		137,094
Loan to shareholder								(75,021)			(75,021)
Discount on debt attributable to stock purchase warrants					106,000						106,000
Conversion of preferred stock to common stock	(44,000)	(44,000)	73,335	7,334	36,666						—
Net loss										(478,666)	(478,666)

Balance, December 31, 2001	56,900	$56,900	4,940,527	$494,053	$1,410,927	$(7,750)	$(1,087,500)	$(433,345)	$(155,031)	$(478,666)	$(200,412)

The accompanying notes are an integral part of these financial statements.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2001 and 2000 and
for the Six Months Ended June 30, 2002 and 2001 (unaudited)

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2002	2001	2001	2000
	(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(319,726)	$(129,283)	$(478,666)	$(395,075)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization of property and equipment	115,693	150,456	216,490	129,500
Amortization of consulting fees	155,031	—	137,094	—
Amortization of discount on notes payable	53,000	—	—	—
Interest income	(17,916)	—	(17,916)	(11,621)
Inventory reserves for obsolescence	—	—	—	(50,000)
(Increase) decrease in Contracts receivable	(158,735)	(122,800)	(47,176)	(156,500)
Inventory	(397,297)	(62,970)	(503,365)	590,348
Costs and estimated earnings on contracts in progress in excess of billings	(169,485)	56,854	(14,414)	43,806
Prepaid expenses and other current assets	71,383	23,524	(52,085)	(16,001)
Deposits	—	—	(250,000)	—
Deferred tax assets	—	(28,256)	—	—
Increase (decrease) in
Accounts payable	135,224	301,007	223,531	(182,482)
Accrued expenses	(226,526)	193,973	230,873	(68,224)
Billings in excess of costs and estimated earnings on contracts in progress	590,838	(440,475)	71,779	676,548

Net cash provided by (used in) operating activities	(168,516)	(57,970)	(483,855)	560,299

Cash flows from investing activities
Purchase of property and equipment	(449,123)	(2,219)	(4,041)	(34,042)
Loans to shareholders	—	(70,221)	(75,021)	(251,824)

Net cash used in investing activities	(449,123)	(72,440)	(79,062)	(285,866)

The accompanying notes are an integral part of these financial statements.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2001 and 2000 and
for the Six Months Ended June 30, 2002 and 2001 (unaudited)

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2002	2001	2001	2000
	(unaudited)	(unaudited)
Cash flows from financing activities
Book overdraft	$(11,735)	$26,526	$88,079	$—
Proceeds from notes payable	—	—	250,000	—
Principal payments on notes payable	(18,167)	(75,666)	(176,834)	(116,208)
Principal payments on capital lease obligations	(21,151)	(23,165)	(35,509)	(26,358)
Proceeds from issuance of preferred stock	956,605	—	—	—
Proceeds from issuance of common stock	—	—	250,000	—

Net cash provided by (used in) financing activities	905,552	(72,305)	375,736	(142,566)

Net increase (decrease) in cash	287,913	(202,715)	(187,181)	131,867
Cash, beginning of period	43,764	224,218	230,945	99,078

Cash, end of period	$331,677	$21,503	$43,764	$230,945

Supplemental disclosures of cash flow information
Interest paid	$86,513	$27,959	$66,507	$67,839

Income taxes paid	$1,630	$—	$800	$800

Supplemental schedule of non-cash investing and financing activities

During the six months ended June 30, 2002, the Company entered into the following non-cash transactions:

•	converted 12,000 shares (unaudited) of preferred stock into 20,000 shares (unaudited) of common stock, reflecting an increase of $10,000 (unaudited) to additional paid-in capital

•	issued 2,200 shares (unaudited) of cumulative, convertible, Series C preferred stock in connection with a private placement

The accompanying notes are an integral part of these financial statements.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)
For the Years Ended December 31, 2001 and 2000 and
for the Six Months Ended June 30, 2002 and 2001 (unaudited)

Supplemental schedule of non-cash investing and financing activities (Continued)

•	acquired $6,449 (unaudited) of property and equipment under capital lease obligations

During the year ended December 31, 2001, the Company entered into the following non-cash transactions:

•	issued 2,695,942 shares of common stock in connection with the merger of InternetMercado.com.

•	issued 400,000 shares of common stock in exchange for a $1,000,000 subscription receivable.

•	issued 71,250 shares of common stock in exchange for $292,125 of consulting services.

•	converted 44,000 shares of preferred stock in exchange for 73,335 shares of common stock.

•	acquired $31,452 of property and equipment under capital lease obligations.

During the year ended December 31, 2000, the Company entered into the following non-cash transactions:

•	acquired $88,000 of property and equipment under capital lease obligations.

•	transferred $730,710 of inventory to property and equipment.

The accompanying notes are an integral part of these financial statements.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 1—BUSINESS AND ORGANIZATION

General

New Century Companies, Inc., a California corporation, was incorporated March 1996 and is located in Southern California. The Company (as defined in Note 3) provides after-market services, including rebuilding, retrofitting, and remanufacturing of metal cutting machinery. Once completed, a remanufactured machine is “like new” with state-of-the-art computers, and the cost to the Company’s customers is approximately 40% to 50% of that of a new machine.

The Company currently sells its services by direct sales and through a network of machinery dealers across the United States. Its customers are generally medium- to large-sized manufacturing companies in various industries where metal cutting is an integral part of their businesses. The Company grants credit to its customers who are predominately located in the western United States.

Stock Split

On November 26, 2001, the Company authorized a one-for-10 reverse stock split. All share and per share data have been retroactively restated to reflect the split.

Merger with InternetMercado.com, Inc.

On May 25, 2001, the Company entered into a merger agreement (the “Agreement”) in which the Company was merged with InternetMercado.com, Inc. (“InternetMercado”). In accordance with the terms of the Agreement, the following conversions occurred:

•	Each issued and outstanding share of common stock of the new entity’s newly formed, wholly owned subsidiary was converted into one share of the Company’s common stock.

•
Each share of the Company’s common stock was converted into shares of InternetMercado’s common stock, par value $0.10 per share (the “InternetMercado Shares”) at the rate of 83.33 InternetMercado Share for each of the Company’s shares amounting to an aggregate 1,500,000 InternetMercado Shares.

The transaction has been accounted for as a reverse acquisition, whereby the Company is the accounting acquirer, and the equity section has been restated to reflect the Company’s current capital structure.

Name Change

In June 2001, the Company’s name was changed from InternetMercado.com, Inc. to New Century Companies, Inc.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 2—GOING CONCERN AND RISKS AND UNCERTAINTIES

Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2001, the Company had high levels of inventory, its current liabilities exceeded its current assets, and it is not in compliance with loan terms, which caused the Company liquidity issues.

In response to these problems, management has taken the following actions:

•	The Company continues its aggressive program for selling inventory.

•	The Company continues to implement plans to further reduce operating costs.

•	The Company merged with a public company in May 2001 (see Note 1) and is in the process of issuing a private placement.

•	The Company is seeking investment capital through the public markets.

•	The Company has secured approximately $1,815,500 worth of new orders from January 2002 through March 2002.

The financial statements do not include any adjustments that might be necessary should the Company be unable to implement any or all of these plans.

Listing and Maintenance Criteria for NASDAQ Securities

The Company intends to apply for listing of its common stock on NASDAQ for the Small-Cap Market. The initial listing standards for the NASDAQ Small-Cap Market require that the Company have total assets of at least $4,000,000, total shareholders’ equity of at least $2,000,000, a public float of at least 100,000 shares with a market value of at least $1,000,000, at least 300 shareholders, a minimum bid price for its common stock of $3 per share, and at least two market makers. To maintain its listing on the NASDAQ Small-Cap Market, the Company must continue to be registered under Section 12(g) of the Securities and Exchange Act of 1934 and have total assets of at least $2,000,000, total shareholders’ equity of at least $1,000,000, a public float of at least 100,000 shares with a market value of at least $200,000, at least 300 shareholders, a minimum bid price for its common stock of $1 per share, and at least two market makers. There is not an assurance that the Company will be able to obtain or maintain the standards for NASDAQ Small-Cap Market listing.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 2—GOING CONCERN AND RISKS AND UNCERTAINTIES (Continued)

Concentrations of Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and contracts receivable. The Company places its cash with high credit, quality financial institutions. At times, such cash may be in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000. At December 31, 2001, the uninsured portions held at the financial institutions aggregated to $118,573. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash. With respect to contracts receivable, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that the receivable credit risk exposure is limited.

Major Customers

During the year ended December 31, 2001, the Company conducted business with three customers whose sales comprised 28%, 22%, and 10% of net sales. As of December 31, 2001, three customers accounted for 44%, 36%, and 15% of total contracts receivable.

Major Suppliers

During the years ended December 31, 2001 and 2000, the Company conducted business with one supplier who accounted for 32% and 27% of total purchases, respectively. As of December 31, 2001, two suppliers accounted for 21% and 12% of total accounts payable.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of New Century Companies, Inc. and its wholly owned subsidiary, New Century Remanufacturing (collectively, the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

Revenue Recognition

    Service Revenue

Service revenues are billed and recognized in the period the services are rendered.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

    Method of Accounting for Long-Term Contracts

The Company uses the percentage-of-completion method of accounting to account for long-term contracts and, therefore, take into account the cost, estimated earnings, and revenue to date on fixed-fee contracts not yet completed. The percentage-of-completion method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term.

The amount of revenue recognized at the statement date is the portion of the total contract price that the cost expended to date bears to the anticipated final cost, based on current estimates of cost to complete. It is not related to the progress billings to customers. Contract costs include all materials, direct labor, machinery, subcontract costs, and allocations of indirect overhead.

Because long-term contracts extend over one or more years, changes in job performance, changes in job conditions, and revisions of estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts that require the revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

Contracts that are substantially complete are considered closed for financial statement purposes. Revenue earned on contracts in progress in excess of billings (underbillings) is classified as a current asset. Amounts billed in excess of revenue earned (overbillings) are classified as a current liability.

Comprehensive Income

The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income.” This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company’s financial statements since the Company did not have any of the items of comprehensive income in any period presented.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventory

Inventory is comprised primarily of work in process and is valued at the lower of cost (first-in, first-out method) or market. Cost components include material, direct labor, machinery, subcontracts, and allocations of indirect overhead.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the various classes of property and equipment as follows:

Machinery and equipment	5 years
Computer equipment	5 years
Capital lease equipment	5 years
Leasehold improvements	5 years

Maintenance and repair costs are expensed as they are incurred while renewals and improvements of a significant nature are capitalized. At the time of retirement or disposal of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is reflected in the results of operations.

Fair Value of Financial Instruments

For the Company’s financial instruments, including cash, contracts receivable, accounts payable, and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable and capital lease obligations also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation,” establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current implicit value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for stock-based compensation issued to employees.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

The Company has elected to use the implicit value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation. For stock-based compensation issued to non-employees, the Company uses the fair value method of accounting under the provisions of SFAS No. 123.

Advertising

Advertising expenses are charged to expense as incurred. For the years ended December 31, 2001 and 2000 and the six months ended June 30, 2002 and 2001, total advertising expense was $83,812, $204,832, $0 (unaudited), and $0 (unaudited), respectively.

Income Taxes

The Company provides for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred income taxes are provided on a liability method, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

As of April 30, 2001, the Company’s federal filing status was changed from “S” corporation to “C” corporation status. Under its “S” corporation status, any profits or losses in the Company were passed on to its shareholders and were not taxed at the corporate level. Taxes recorded on the accompanying financial statements are only those for the period from May 1, 2001 through December 31, 2001 and may not be indicative of future tax provisions.

The pro forma effects of taxes as if the Company had been taxed as a “C” corporation during the years ended December 31, 2001 and 2000 would not have an effect on pro forma basic and diluted loss per share as a full valuation allowance was made on the deferred tax benefit.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share

Loss per share is presented according to SFAS No. 128, “Earnings Per Share.” Basic loss per share excludes dilution and is computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the years ended December 31, 2001 and 2000, because the Company incurred net losses, basic and diluted loss per share are the same. In addition, the Company had certain convertible preferred stock and common stock, including options and warrants, which were not included in diluted loss per share as their effects would have been anti-dilutive.

The components of basic and diluted loss per share for the years ended December 31, 2001 and 2000 and for six months ended June 30, 2002 and 2001 were as follows:

	For the Six Months Ended		For the Year Ended
	June 30,		December 31,
	2002	2001	2001	2000
	(unaudited)	(unaudited)
Numerator
Net loss attributable to common shareholders	$(683,880)	$(129,283)	$(549,791)	$(395,075)

Denominator
Weighted-average number of common shares outstanding during the period	5,738,495	4,468,693	3,451,109	1,500,000
Assumed exercised stock options and warrants outstanding	*	—	*	*
Assumed conversion of cumulative, convertible Series B and C preferred stock	*	—	*	*

Common stock and common stock equivalents used for diluted income per share	5,738,495	4,468,693	3,451,109	1,500,000

*	The effect of outstanding stock options and preferred stock is not included as the result would be anti-dilutive.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications

Certain amounts included in the prior year financial statements have been reclassified to conform with the current year presentation. Such reclassification did not have any effect on reported net loss.

Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or the normal operation of long-lived assets, except for certain obligations of lessees. The Company does not expect adoption of SFAS No. 143 to have a material impact, if any, on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” the accounting and reporting provisions of APB No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business, and amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Company does not expect adoption of SFAS No. 144 to have a material impact, if any, on its financial position or results of operations.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. This statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB No. 30 will now be used to classify those gains and losses. SFAS No. 64 amended SFAS No. 4 and is no longer necessary as SFAS No. 4 has been rescinded. SFAS No. 44 has been rescinded as it is no longer necessary. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-lease transactions. This statement also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company does not expect adoption of SFAS No. 145 to have a material impact, if any, on its financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost, as defined, was recognized at the date of an entity’s commitment to an exit plan. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged. The Company does not expect adoption of SFAS No. 146 to have a material impact, if any, on its financial position or results of operations.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 4—CONTRACTS IN PROGRESS

Contracts in progress as of December 31, 2001 and June 30, 2002 were as follows:

	June 30, 2002	December 31, 2001
	(unaudited)
Cumulative costs to date	$2,658,652	$1,023,205
Cumulative gross profit to date	2,353,040	481,684

Cumulative revenue earned	5,011,692	1,504,889
Less progress billings to date	6,248,075	2,319,919

Net overbillings	$(1,236,383)	$(815,030)

The following is included in the accompanying balance sheets under these captions as of December 31, 2001 and June 30, 2002:

	June 30, 2002	December 31, 2001
	(unaudited)
Costs and estimated earnings on contracts in progress in excess of billings	$276,039	$106,554
Billings in excess of costs and estimated earnings on contracts in progress	1,512,422	921,584

Net overbillings	$(1,236,383)	$(815,030)

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2001 and June 30, 2002 consisted of the following:

	June 30, 2002	December 31, 2001
	(unaudited)
Machinery and equipment	$1,174,783	$876,781
Computer equipment	38,376	26,506
Capital lease equipment	166,101	159,652
Leasehold improvements	238,909	106,107

	1,618,169	1,169,046
Less accumulated depreciation and amortization	583,874	468,181

Total	$1,034,295	$700,865

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 5—PROPERTY AND EQUIPMENT (Continued)

For the years ended December 31, 2001 and 2000 and the six months ended June 30, 2002 and 2001, depreciation and amortization expense amounted to $216,490, $129,500, $115,693 (unaudited), and $150,456 (unaudited), respectively. Included in accumulated depreciation is $31,930 and $36,030 (unaudited) for capital lease equipment at December 31, 2001 and June 30, 2002, respectively.

NOTE 6—NOTES PAYABLE

Notes payable at December 31, 2001 and June 30, 2002 consisted of the following:

	June 30, 2002	December 31, 2001
	(unaudited)
Note payable—converted from line of credit, secured by all of the Company’s assets and personal guarantees of the shareholders. Payable monthly at $8,500, plus interest at the Citibank, N.A.’s base rate (4.75% and 6.5% at December 31, 2001 and June 30, 2002, respectively), plus 1%. Debt matured in February 2001, but was subsequently extended to June 2002. This note payable is currently in default.	$39,222	$170,624

Note payable—secured by all of the Company’s assets and personal guarantees of the shareholders. Payable monthly at $6,944, plus interest at the Citibank, N.A.’s base rate, plus 1.25%. Debt matures in December 2002. The Company must maintain certain financial covenants of which the Company was not in compliance at December 31, 2001 and June 30, 2002.	136,624	76,389

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 6—NOTES PAYABLE (Continued)

	June 30, 2002	December 31, 2001
	(unaudited)
Note payable—original principal of $250,000, unsecured, including warrants to purchase the Company’s common stock at an exercise price of $0.20 per share. The note payable is personally guaranteed by a shareholder of the Company. Payable on or before June 21, 2002, accruing interest at 18% per annum. This amount is net of a discount applicable to detachable warrants of $106,000. This note payable is currently in default	$250,000	$144,000

	425,846	391,013
Less current portion	425,846	391,013

Long-term portion	$—	$—

NOTE 7—COMMITMENTS AND CONTINGENCIES

Leases

The Company leases equipment under an operating lease requiring minimum monthly payments of $273 per month through August 2005. For the years ended December 31, 2001 and 2000, total equipment rent expense was $3,277 and $3,277, respectively.

The Company leases a truck under an operating lease requiring minimum monthly payments of $538 per month through July 2005. For the years ended December 31, 2001 and 2000, truck lease expense was $6,460 and $2,690, respectively.

The Company leases office and factory space under an operating lease requiring minimum monthly payments of $6,800 through August 2003. The agreement calls for annual increases. For the years ended December 31, 2001 and 2000, rent expense was $83,150 and $79,200, respectively.

On November 30, 2001, the Company entered into an agreement with a real estate company to lease its office and warehouse facility, commencing December 31, 2001. The lease requires initial monthly payments of $28,515 and includes annual increases of 3% through December 2006. The lease is personally guaranteed by one of the shareholders. The agreement includes an option to purchase the land and building for $3,550,000. As of December 31, 2001, the Company had placed $250,000 in escrow to be used toward such purchase, which is included in deposits in the accompanying balance sheet. These monies are non-refundable, except for reasons specified in the agreement.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 7—COMMITMENTS AND CONTINGENCIES (Continued)

Leases (Continued)

The Company also leases equipment under capital lease obligations that expire through December 2005. Monthly payments of $5,201 are due, including interest at rates ranging from 16% to 31%.

Future minimum lease payments under operating and capital lease agreements at December 31, 2001 were as follows:

Year Ending December 31,	Operating Leases	Capital Leases

2002	$435,911	$62,405
2003	418,176	34,805
2004	372,750	14,155
2005	378,499	10,033
2006	385,120	—

	$1,990,456	121,398

Less amount representing interest		26,847

		94,551
Less current portion		44,537

Long-term portion		$50,014

Interest expense related to capital lease obligations for the years ended December 31, 2001 and 2000 was $26,896 and $19,062, respectively.

Service Agreements

Periodically, the Company enters into various agreements for services including, but not limited to, public relations, financial consulting, and manufacturing consulting. Generally, the agreements are ongoing until such time they are terminated, as defined. Compensation for services is paid either at a fixed monthly rate or based on a percentage, as specified, and may be payable in shares of the Company’s common stock. As of December 31, 2001, the Company was a party to two such agreements. During the years ended December 31, 2001 and 2000, the Company incurred $137,094 and $0, respectively, in connection with such arrangements. Such is included in operating expenses in the accompanying statements of operations.

Sublease Agreement

In January 2002, the Company entered into an agreement with an unrelated party to sublease its office and factory space, expiring in August 2003. The sublease agreement requires monthly rent of $8,200 and a security deposit equal to the monthly rent.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 8—SHAREHOLDERS’ DEFICIT

Series B Preferred Stock

The Company has 15,000,000 authorized shares of cumulative, convertible Series B preferred stock. The preferred shares have a cumulative dividend of $1.25 per share, which is payable on a semi-annual basis, are convertible into 1.667 shares of the Company’s common stock, and do not have any voting rights. As of December 31, 2001 and June 30, 2002, 56,900 and 38,900 (unaudited) shares, respectively, were issued and outstanding, and accumulated dividends amounted to $393,123 and $393,123 (unaudited), respectively. Cumulative dividends attributable to the Company since May 25, 2001 were $71,125 and have been reflected as an increase in the loss attributable to common shareholders. During the years ended December 31, 2001 and 2000 and the six months ended June 30, 2002 and 2001, 44,000, 0, 6,000 (unaudited), and 0 (unaudited) preferred shares, respectively, were converted into 73,335, 0, 100,000 (unaudited), and 0 (unaudited) common shares, respectively.

In March 2002, the Company authorized 75,000 shares (unaudited) of 5%, cumulative, convertible Series C preferred stock. The preferred C shares have a cumulative dividend of $1.25 per share, which is payable on a semi-annual basis on June and December of each year to holders of record on November 30 and May 31, are convertible into 16.667 shares of the Company’s common stock, and do not have any voting rights. Upon liquidation of the Company, the Series C preferred shareholder are entitled to a liquidation preference of $25 per share, which is superior to the claim of any other shareholder. The Series C preferred shareholders are not entitled to any distributions above their liquidation preference. As of June 30, 2002, there were not any shareholders of record entitled to dividends.

As of June 30, 2002, the Company completed the following transactions (unaudited):

•	Issued 44,000 shares valued at $25 per share for $1,100,000 in cash

•	Issued 2,200 shares in exchange for services rendered by the placement agent in connection with a private placement

As the Series C preferred stock was issued with a conversion feature at a discount to the trading value of the Company’s common stock, the Company has recorded a deemed dividend to its preferred shareholders of $308,029 (unaudited). The deemed dividend is reflected as an increase in the net loss attributable to common shareholders on the accompanying consolidated statements of operations.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 8—SHAREHOLDERS’ DEFICIT (Continued)

Common Stock Issued for Subscription Receivable

The Company received an $87,500 subscription receivable from a member of the Board of Directors in exchange for shares of the Company’s common stock. The receivable bears interest at an annual rate of 6%. Principal and any unpaid interest is due on October 6, 2001. As of December 31, 2001, the receivable remained unpaid, and management expects full collection.

On May 25, 2001, the Company received a $1,000,000 subscription receivable from five employees in exchange for 400,000 shares of the Company’s common stock. The receivable bears interest at 6% per annum. The principal and accrued interest are payable in May 2002, with an option to extend the due date for one year in return for an increase in the interest rate to 10% per annum.

Common Stock Issued for Cash

During the year ended December 31, 2001, the Company issued 200,000 shares of common stock to a shareholder, valued at $1.25 per share, for $250,000 in cash.

Common Stock Issued for Services

On November 15, 2001, the Company issued 71,250 restricted shares of common stock to two consultants for services in connection with a private placement (see Note 14). The shares were valued at the fair market value as of November 15, 2001, or $4.10 per share, totaling $292,125 to be amortized over the term of the services, as specified in the related agreements. The fair market value of the services received was determined by management to be the value of such services had the Company paid cash. As of December 31, 2001, the balance of deferred consulting services totaled $155,031.

New Issuances of Common Stock

Generally, all new issuances of common stock made by the Company carry registration rights.

Warrants

On December 21, 2001, the Company issued 100,000 warrants to purchase common stock for $2 per share, which is exercisable for two years from the date of issuance. The warrants were issued in connection with a six-month, short-term note payable. In accordance with accounting principles generally accepted in the United States, the proceeds of the financing have been allocated to the debt and the warrants, based on their relative fair values. Accordingly, a discount of $106,000 has been recorded as a reduction in the debt balance, and the off-setting credit has been recorded as additional paid-in capital. The discount is being amortized and charged to expense over the life of the debt. During the year ended December 31, 2001, amortization of the discount was not material.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 8—SHAREHOLDERS’ DEFICIT (Continued)

Employee Stock Options

In connection with the merger agreement with InternetMercado, the Company assumed the Incentive Stock Option Plan (“ISOP”) granted by InternetMercado to its employees.

Under the terms of the Company’s ISOP, options to purchase 1,000,000 shares of common stock may be issued to all key employees who are eligible to receive non-assignable and non-transferable options to purchase shares. The exercise price of any option may not be less than the fair market value of the shares on the date of grant. No options granted may be exercisable more than 10 years after the date of grant. The options granted generally vest evenly over a one-year period, beginning from the date of grant. During the year ended December 31, 2000, the Company assumed 233,250 stock options in connection with the merger agreement under the Company’s ISOP.

Non-Employee Stock Options

The Company has also assumed a non-statutory stock option plan (“NSSO”) to purchase an aggregate of 1,350,000 shares of common stock granted to three non-employees for services rendered. These options are non-assignable and non-transferable, are exercisable over a five-year period from the date of grant, and vested on the date of grant. During the year ended December 31, 2000, the Company assumed 308,333 stock options in connection with the merger agreement under the Company’s NSSO plan.

Warrant and Stock Option Transactions

The following table summarizes all of the Company’s warrant and stock option transactions:

	Number of Shares
	Employee	Non– Employee	Total	Weighted-Average Exercise Price
Assumed in connection with merger agreement	233,250	308,333	541,583	$10.48
Granted	—	100,000	100,000	$2.00

Outstanding and exercisable, December 31, 2001	233,250	408,333	641,583	$9.15

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 8—SHAREHOLDERS’ DEFICIT (Continued)

Warrant and Stock Option Transactions (Continued)

The weighted-average remaining contractual life of the warrants and options outstanding at December 31, 2001 was 3.37 years. The exercise prices of the warrants and options outstanding at December 31, 2001 ranged from $2 to $12.50, and information relating to these options is as follows:

Range of Exercise Prices	Stock Options and Warrants Outstanding and Exercisable	Weighted–Average Remaining Contractual Life	Weighted–Average Exercise Price of Stock Options and Warrants Outstanding and Exercisable
$2.00–7.50	135,000	3.59 years	$ 3.30
$ 9.80	64,750	3.36 years	$ 9.80
$10.00	291,833	3.28 years	$10.00
$12.50	150,000	3.36 years	$12.50

	641,583

All stock options issued to employees have an exercise price not less than the fair market value of the Company’s common stock on the date of the grant. In accordance with accounting for such options utilizing the intrinsic value method, there is not any related compensation expense recorded in the Company’s financial statements. Had compensation cost for stock-based compensation been determined based on the fair value of the grant dates consistent with the methods of SFAS No. 123, the Company’s net loss and loss per share for the years ended December 31, 2001 and 2000 would be the same since employee options were not issued during those years. As such, no pro forma disclosure has been made.

The fair value of the warrants granted during the year ended December 31, 2001 for purposes of determining the discount to be applied to the note payable issued with detachable warrants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended December 31, 2001: dividend yield of 0%, expected volatility of 175%, risk-free interest rate of 3.17%, and expected life of two years.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 9—LOANS TO SHAREHOLDERS

As of December 31, 2001 and June 30, 2002, the Company had loans to certain of its shareholders for $433,345 and $433,345 (unaudited), respectively, which bear interest at 5% per annum. There is not a specified maturity date, and it is the Company’s and shareholders’ intention not to reduce the balance before December 31, 2002. For the years ended December 31, 2001 and 2000 and the six months ended June 30, 2002, total interest income from loans to shareholders was $17,916, $11,621, and $10,834 (unaudited), respectively.

NOTE 10—BACKLOG

The following schedule summarizes changes in backlog on contracts during the year ended December 31, 2001. Backlog represents the amount of revenue the Company expects to realize from work to be performed on uncompleted contracts in progress at December 31, 2001 and from contractual agreements on which work has not yet begun:

Backlog balance at December 31, 2000	$2,438,165
New contracts and contract adjustments during the year	6,466,628

Sub-total	8,904,793
Less contract revenue earned during the year	6,138,829

Backlog balance at December 31, 2001	$2,765,964

NOTE 11—INCOME TAXES

Significant components of the Company’s deferred tax assets at December 31, 2001 were as follows:

Net operating loss carryforward	$133,000
Reserve for warranty	12,900
Accrued compensated absences	12,000

157,900
Less valuation allowance	157,900

Total	$—

As of December 31, 2001, the valuation allowance for deferred tax assets totaled $157,900. For the years ended December 31, 2001 and 2000, the net change in the valuation allowance was an increase of $157,900 and a change of $0, respectively.

NEW CENTURY COMPANIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and June 30, 2002 (unaudited)

NOTE 11—INCOME TAXES (Continued)

As of December 31, 2001, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $426,900 and $212,900, respectively. The net operating loss carryforwards begin expiring in 2021 and 2011, respectively. The utilization of net operating loss carryforwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382 and similar state provisions.

NOTE 12—RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2002, the Company received a $1,000,000 (unaudited) subscription receivable from employees in exchange for 4,000,000 shares (unaudited) of the Company’s common stock. The notes receivable were extended during May 2002 for one year at an interest rate of 10% per annum.

NOTE 13—SUBSEQUENT EVENT (UNAUDITED)

In September 2002, the Company obtained a secured, short-term note payable amounting to $900,000 from various third parties. The note payable bears interest at 8% per annum, carries a discount of $45,000, is secured by the Company’s receivables amounting to $900,000, and is due on October 15, 2002.

NEW CENTURY COMPANIES, INC.

Prospectus

PART II

Item 24.  Indemnification of Directors and Officers

Our Articles of Incorporation include provisions, which limit the liability of our directors. As permitted by applicable provisions of the Delaware Law, directors will not be liable to New Century for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director’s duty to New Century or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of New Century or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to New Century or our shareholders, or that show a reckless disregard for duty to New Century or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to New Century or our shareholders, or (iii) based on transactions between New Century and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Delaware Law. This limitation of directors’ liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

We have been advised that it is the position of the Commission that insofar as the provision in our Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

We are not issuing any common stock under this Registration Statement. All common stock registered pursuant to this Registration Statement is being registered on behalf of selling security holders. We have agreed to pay all costs of this Registration Statement. The estimated expenses for the distribution of the common stock registered hereby, other than underwriting commissions, fees and Representative’s non-accountable expense allowance are set forth in the following table:

Item	Amount
SEC Registration Fee	$750
Transfer Agent Fees	500
Legal Fees	15,000
Accounting Fees	5,000
Printing and Engraving Costs	1,500
Miscellaneous	1,000

Total	$23,750

Item 26.  Recent Sales of Unregistered Securities

During the past three years, the following transactions were effected by us in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

In a private placement that closed on June 22, 2002, the Company sold 6,200 shares of Series C 5% Convertible Preferred Stock to certain accredited investors. The offering was made pursuant to an exemption provided by Section 4(2) of the Securities Act. The proceeds from the offering were used for working capital.

In a private placement that closed on October 9, 2002, the Company issued 725,000 shares of its Common Stock to certain accredited investors, consultants and service providers. The shares were issued pursuant to an exemption provided by Section 4(2) of the Securities Act.

Item 27.    Exhibits

Exhibit Number	Description

4.1	Registration Rights Agreements, dated as of March 31, 2001

4.2	Certificate of Designations of Preferences and Rights of Series C Convertiible Preferred Stock

5.1	Opinion of Loeb & Loeb

23.1	Consent of Loeb & Loeb included on Exhibit 5.1

23.2	Consent of Singer Lewak, Greenbaum & Goldstein, LLP

99.1	Sarbanes Oxley Certificate

Item 28.    Undertakings

The undersigned Registrant hereby undertakes as follows:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement.

(2)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3)     For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(4)  For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEW CENTURY COMPANIES, INC.

By:	/s/ DAVID DUQUETTE
David Duquette
Chairman of the Board of Directors, President, Financial Officer and Director

,

Dated:  October 10, 2002

Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:	/s/ JOSEF CZIKMANTORI	Dated: October 10, 2002
Josef Czikmantori Secretary and Director

By:	/s/ DAVID DUQUETTE	Dated: October 10, 2002
David Duquette Chairman, President, Director and Financial Officer